UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 28, 2006

Elgin National Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-43523	36-3908410
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2001 Butterfield Road, Suite 1020, Downers Grove, Illinois 60515-1050

(Address of principal executive offices)

Telephone Number: 630-434-7243

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 28, 2006 the Loan and Security Agreement, dated as of February 10, 2003 (as amended, restated, supplemented, renewed, extended, replaced or otherwise modified from time to time, the “Loan Agreement”), by and among on the one hand, the lenders identified on the signature pages thereof, and Wells Fargo Foothill, Inc., as Agent, and, on the other hand, Registrant, and each of Registrant’s Subsidiaries identified on the signature pages thereof was amended to increase the borrowing capacity of Registrant and its Subsidiaries by increasing the Total Commitment to $45,000,000 from $42,500,000 through increasing the Maximum Revolver Amount to $30,000,000 from $27,500,000.

Term Loan A was increased to $10,000,000 from $3,925,000 on December 28, 2006 and will require monthly payments of $166,666 beginning February, 2007. There is no outstanding principal amount under Term Loan B and Term Loan C’s outstanding principal balance remains at $15,000,000.

Advances under the revolver loan are subject to restrictions including the Maximum Revolver Amount less the sum of Letter of Credit Usage and the aggregate outstanding principal amounts of Term Loans A and B, and borrowing base restrictions, along with other restrictions, including restrictions under Registrant’s Indenture.

The assets of Registrant and its Subsidiaries are pledged under the terms of the Loan Agreement. The Loan Agreement has a maturity date of February 10, 2008 (the “Maturity Date”). Term Loan A accrues interest at the prime rate set by Wells Fargo’s principal office (“Prime Rate”) plus a margin determined by a pricing grid set forth in the Loan Agreement. The revolver loan accrues interest at the Prime Rate plus a margin of 1.00% per annum. The per annum interest rate on Term Loan C is the three month LIBOR rate plus a margin of 5.5%. There are no scheduled principal repayments on Term Loan C until the Maturity Date.

Item 9.01 Financial Statements and Exhibits

10.16 Fifth Amendment to Loan Agreement

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELGIN NATIONAL INDUSTRIES, INC.

By:	/s/ Wayne J. Conner
Vice President, Treasurer, and Chief Financial Officer (Duly Authorized Officer and Principal Financial Officer)

Dated: December 28, 2006